Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$14,049
Class B	$627
Class C	$1,229
Class F	$650
Total	$16,555
Class R-5	$791
Total	$791

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2505
Class B	$0.1977
Class C	$0.1949
Class F	$0.2502
Class R-5	$0.2670

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	55,764
Class B	3,019
Class C	5,927
Class F	2,579
Total	67,289
Class R-5	2,889
Total	2,889

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.24
Class B	$15.24
Class C	$15.24
Class F	$15.24
Class R-5	$15.24